Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2012 (before retrospective adjustments to the financial statement disclosures), relating to the combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows of Edgen Group Inc. and related companies, appearing in the Annual Report on Form 10-K of Edgen Group Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
April 12, 2013